Exhibit 99.1

JBS USA and Pilgrim's Announce Progress in Resolving Cyberattack

GREELEY, Colo., June 01, 2021 (GLOBE NEWSWIRE) – Today, JBS USA and Pilgrim's announced significant progress in resolving the cyberattack that has impacted the company's operations in North America and Australia. Operations in Mexico and the UK were not impacted and are conducting business as normal.

“JBS USA and Pilgrim's are a critical part of the food supply chain and we recognize our responsibility to our team members, producers and consumers to resume operations as soon as possible,” said Andre Nogueira, JBS USA CEO. “Our systems are coming back online and we are not sparing any resources to fight this threat. We have cybersecurity plans in place to address these types of issues and we are successfully executing those plans. Given the progress our IT professionals and plant teams have made in the last 24 hours, the vast majority of our beef, pork, poultry and prepared foods plants will be operational tomorrow.”

In the U.S. today, JBS USA and Pilgrim's were able to ship product from nearly all of its facilities to supply customers. The company also continues to make progress in resuming plant operations in the U.S. and Australia. Several of the company's pork, poultry and prepared foods plants were operational today and its Canada beef facility resumed production.

JBS USA has received strong support from the U.S., Australian and Canadian governments, conducting daily calls with officials in an effort to safeguard the food supply.

“I want to personally thank the White House, the U.S. Federal Bureau of Investigation, the U.S. Department of Agriculture, and the Australian and Canadian governments for their assistance over the last two days,” Nogueira added.

The company is not aware of any evidence at this time that any customer, supplier or employee data has been compromised.

Media Contact:
Nikki Richardson
nikki.richardson@jbssa.com